Exhibit 99.1

ADOMANI® Reports Second Quarter 2019 Results

CORONA, CA / ACCESSWIRE / July 24, 2019 / ADOMANI, Inc. (NASDAQ: ADOM), a provider of advanced zero-emission and hybrid vehicle drivetrain solutions and purpose-built electric vehicles, today announced its results for the second quarter ended June 30, 2019.

Quarterly and Recent Highlights

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Sales revenue of approximately $4.4 million for the three months ended June 30, 2019 (82% of full year 2018 sales revenue), and approximately $4.8 million for the six months ended June 30, 2019 (approximately 96% of full year 2018 sales revenue).

•	Backlog of $10.7 million at June 30, 2019, the majority of which is expected to be delivered in 2019.
•	Was successful in being awarded a purchase order for four all electric cargo vans from the County of Santa Clara. This order is included in the June 30, 2019 backlog number.
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Key members of the ADOMANI management team visited China in June as a follow-up to the February visits to the Philippines and China. These meetings were intended to strengthen the supply chain for all-electric vehicles and to meet with several Chinese manufacturers in order to explore prospective alliances, as well as develop relationships with progressive electric vehicle suppliers. We expect that these and future meetings will result in ADOMANI having access to new, desirable vehicles for the marketplace.

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Showcased its all-electric commercial trucks and vans in California ride-and-drive events, including the annual Advanced Clean Transportation Expo and the California Association of School Business Officials in April, and met with and demonstrated the vehicles to multiple school districts and other municipal agencies, as well as a number of private fleet operators in the delivery and trucking industry.
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Entered into an exclusive two-year sales and service agreement with Pro-Motive EV, LLC (Pro-Motive), a Georgia-based commercial electric vehicle manufacturing and service provider, and with JFP Holdings, Ltd. (JFP), a company founded by Jack Perkowski, an ADOMANI Board member. Pursuant to the agreement, ADOMANI will be the exclusive distributor of the E-Riva Neighborhood Electric Vehicle (NEV) in nine key Western and Southwestern states that ADOMANI believes represent its best opportunity for sales, and ADOMANI will serve as the sales and service agent for the NEV in such states, with Pro-Motive and JFP responsible for local inspection and shipment of the vehicles. We have ordered the first three NEVs.

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Expanded operations by acquiring the right to use a 43,000 square foot facility on 3.4 acres in Downey, California, which additional space will be used to conduct research and development activity, stage materials, assemble and/or manufacture vehicles, perform pre-delivery inspections, test demo vehicles, and securely store vehicles, equipment and finished inventory.

•	Retained the services of Renmark Financial Communications USA Inc.to handle its investor relations activities.

Jim Reynolds, CEO of ADOMANI, commented, “We’ve made progress in the second quarter of 2019. We received our initial order for cargo vans in May and our backlog at June 30, 2019 was $10.7 million. We have continued marketing our all-electric trucks and vans, and we expect to receive the necessary certifications shortly. We are confident that we will then be able to convert the many enthusiastic responses we have received from showcasing our vehicles at recent ride-and-drive events into purchase orders. We continue to experience delivery issues that have impacted our revenue recognition and, although we have seen improvement from our major subcontractors, delivery delays that extended into the second quarter of 2019 caused orders that were in our backlog to be cancelled. We are extremely disappointed by these cancellations, and while we gave our customers several alternatives, they chose to cancel at this time because they either could not receive delivery on their timetable in the case of the 2017 legacy school bus project, or because they did not receive anticipated dealer orders, in the case of the drivetrain systems. Nevertheless, we are excited about the potential growth from our diversified product offerings of trucks, vans, chassis, NEVs and e-trikes, and are encouraged by the feedback we have received from various school districts, cities, counties, fleet owners and private companies for whom we have had the opportunity to demonstrate our vehicles as they realize how their communities and the environment could benefit from our ADOMANI zero-emission all electric vehicles.

We are pleased with the second quarter sales revenue, which is 82% of the full year 2018 sales revenue, and remain confident that we will be able to convert the majority of the existing backlog to sales revenue in 2019, which would position us to meet analyst consensus revenue estimates for full year 2019. Moreover, we continue to believe that, if we are able to effectively execute our business plan and capitalize on the opportunities that are presented to us, we will be profitable in 2020. We also feel that we have adequate cash to fund us to profitability.”

Second Quarter 2019 Financial Results

Sales were approximately $4.4 million and $4.8 million for the three and six months ended June 30, 2019, respectively, compared to $722,000 and $1.2 million for the three and six months ended June 30, 2018, respectively.

Cost of sales were approximately $4.1 million and $4.5 million for the three and six months ended June 30, 2019, respectively, compared to $722,000 and $1.2 million for the three and six months ended June 30, 2018, respectively.

General and administrative expenses for the three months ended June 30, 2019, were approximately $1.5 million, compared to approximately $3.9 million for the corresponding six-month period of 2018, a decrease of $2.4 million, which was primarily related to a $2.5 million decrease in non-cash stock-based compensation expense in 2019 related to items previously disclosed in 2018. This decrease was partially offset by increases in legal, professional and insurance expenses. The second quarter 2019 general and administrative expenses include approximately $301,000 in non-cash charges, including $275,000 in stock-based compensation expense.

General and administrative expenses for the six months ended June 30, 2019, were approximately $2.9 million, compared to approximately $7.8 million for the corresponding six-month period of 2018, a decrease of $4.9 million, which was primarily related to a $5.2 million decrease in non-cash stock-based compensation expense in 2019 related to items previously disclosed in 2018. This decrease was partially offset by increases in legal, professional and insurance expenses. The six month 2019 general and administrative expenses include approximately $576,000 in non-cash charges, including $528,000 in stock-based compensation expense.

Consulting expenses were $77,000 and $154,000 for the three and six months ended June 30, 2019, respectively, as compared to $48,000 and $95,000 in the corresponding periods in 2018, which increase was primarily a result of increased activity in sales and marketing consulting-related activity in the current year period.

Research and development expenses were $103,000 and $148,000 for the three and six months ended June 30, 2019, respectively, as compared to $440,000 and $596,000, respectively, for the corresponding periods in 2018, which decreases were primarily attributable to the timing of certain expenditures made for research and development activity.

Total net operating expenses were approximately $1.6 million and $3.2 million for the three and six months ended June 30, 2019, respectively, as compared to approximately $4.4 million and $8.5 million, respectively, for the corresponding periods in 2018. The decreases of $2.8 million and $5.3 million, respectively, compared to the second quarter and full six months of 2018 were primarily due to the expense reductions discussed above.

Net loss for the three months ended June 30, 2019, was approximately $1.3 million, as compared to a net loss of approximately $4.2 million for the three months ended June 30, 2018, a decrease of approximately $2.9 million for the reasons described above.

The total non-cash expenses included in the net loss for the three months ended June 30, 2019 and 2018, were approximately $301,000 and $3.2 million, respectively.

Net loss for the six months ended June 30, 2019, was approximately $2.7 million, as compared to a net loss of approximately $8.3 million for the six months ended June 30, 2018, a decrease of approximately $5.6 million for the reasons described above. The total non-cash expenses included in the net loss for the six months ended June 30, 2019 and 2018, were approximately $576,000 and $6.2 million, respectively.

As of June 30, 2019, the Company had cash, cash equivalents, and short-term investments of approximately $7.9 million and debt of $4.3 million, as compared to $7.7 million of cash, cash equivalents and short-term investments and debt of $1.8 million as of June 30, 2018. Working capital at June 30, 2019 was $5.0 million as compared to $9.5 million at June 30, 2018.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: July 24, 2019

Time: 4:30 PM ET

Toll-free: (844) 369-8770

International: (862) 298-0840

Conference Call Replay Information

The replay will be available beginning approximately 2 hours after the conclusion of the call until August 24, 2019.

Toll-free: (877) 481-4010

Reference ID: 44688

About ADOMANI®

ADOMANI, Inc. is a provider of zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI is also a provider of new zero-emission electric and hybrid vehicles focused on reducing the total cost of vehicle ownership, and helps fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

Renmark Financial Communications, Inc.

Joshua Lavers: jlavers@renmarkfinancial.com

Telephone: (416) 644-2020, ext 3409 or (514) 939-3989

SOURCE: ADOMANI, Inc.